Exhibit 4.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the "Settlement Agreement"), dated as of March 14, 2006, is entered into by and among A & B Sales Unlimited, Inc. ("A&B"), Richard Abrams ("Abrams"), The Beauty Brands Group, Inc. ("Beauty Brands"), RPM Trading, LLC ("RPM") and Terry Tecco ("Tecco") (hereinafter collectively the "Parties").

RECITALS

WHEREAS, A&B and Abrams have obtained a judgment against, among others, Beauty Brands, in an action entitled A & B Sales Unlimited, Inc. v. TheBeauty Brands Group, Inc. et al. (United States District Court for the Eastern District of New York, Docket No. 9l-cv-01332-CPS-ASC); and

WHEREAS, Beauty Brands, RPM and Tecco have entered into an agreement dated on or about November 18, 2005 (the "Acquisition Agreement", a true copy of which has been annexed hereto as Exhibit "A"), as amended by a letter agreement dated as of February 15, 2006 (the "Amendment", a true copy of which has been annexed hereto as Exhibit "B") whereby RPM as assignee of Tecco will acquire a majority interest in the common stock of Beauty Brands and Beauty Brands may thereafter reorganize the capital structure of Beauty Brands in anticipation of a sale or merger of the reorganized Beauty Brands; (the Acquisition Agreement as amended by the Amendment shall be hereinafter referred to as the "Amended Acquisition Agreement") and  WHEREAS, RPM currently intends to reorganize the capital structure of Beauty Brands as follows (the "Proposed Reorganization"):

(a)
there are currently approximately 4,998,000 shares of Beauty Brands stock issued and outstanding to the existing shareholders of  Beauty Brands (the "Existing Shareholders") and there are no other outstanding rights (actual, contingent, option or otherwise in or to the equity of Beauty Brands) other than the Acquisition Agreement;

(b)	after issuance to RPM of the 5,100,000 shares of Beauty Brands stock provided for in Section 2(B) of the Amended Acquisition Agreement, RPM will own a controlling interest in Beauty Brands;
(c)	RPM intends to cause Beauty Brands to reverse split the stock of Beauty Brands at a ratio currently anticipated to be approximately 1 share to 130 shares;
(d)
after the reverse split, RPM is required to issue 75,000 shares of Beauty Brands stock to Tecco pursuant to Section 2(D) of the Amended Acquisition Agreement and 33,333 shares to Beauty Brands' counsel, Mary Seymour ("Seymour"), pursuant to Section 7(C) of the Amended Acquisition Agreement; and

(e)	RPM intends to cause Beauty Brands to issue to RPM sufficient additional shares of stock to bring RPM's ownership interest to approximately 98%; and

WHEREAS, pursuant to the Proposed Reorganization, the post-reverse split shares of Beauty Brands, other than those owned by RPM, are anticipated to be owned as follows (the "Non-RPM Owned Shares"):

(a)             approximately 38,446 by the Existing Shareholders;

(b)             75,000 by Tecco (the "Tecco Shares");

(c)             33,333 by Seymour (the "Seymour Shares"); and

(d)             16,667 by Abrams (pursuant to Paragraph 4 below); and

WHEREAS, RPM has requested that Beauty Brands reach a final settlement with respect to the Judgment as a condition precedent to RPM entering into the Amended Acquisition Agreement; and

WHEREAS, the Parties desire to settle all matters currently existing between them relating to the Judgment, including but not limited to all related costs, expenses, disbursements, attorneys' fees, interest and post-judgment interest;

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Parties hereto, that the Judgment be settled on the following terms and conditions:

1.The foregoing paragraphs are hereby incorporated by reference herein.

2.  Beauty Brands shall pay or cause to be paid to Abrams on or before April 15, 2006, the sum of Five Thousand Dollars ($5,000.00) (the "Cash Payment"), by check subject to collection, made payable to "Moritt Hock Hamroff & Horowitz LLP as attorneys", which check shall be delivered to Moritt Hock Hamroff & Horowitz LLP at 400 Garden City Plaza, Garden City, NY 11530 Attn: Robert M. Tils, on or before said due date.

3. Tecco shall pay to Moritt Hock Hamroff & Horowitz LLP, the sum of Two Thousand Five Hundred Dollars ($2,500.00), as payment for legal services rendered to A&B and Abrams in connection with this Settlement Agreement (the "Legal Fees").  The legal fees shall be paid by check subject to collection on or before April 15, 2006.

4. Beauty Brands shall issue to Abrams 16,667 post-reverse split shares of the capital stock of Beauty Brands of the same class and with the same rights as the 5,100,000 shares issued to RPM pursuant to Section 2(B) of the Amended Acquisition Agreement (the "Abrams Shares").  The Abrams Shares shall be delivered to Moritt Hock Hamroff & Horowitz LLP within five (5)  business days of issuance.

5. The Parties hereto agree that the Abrams Shares shall be afforded all rights and privileges as are afforded the 5,100,000 shares issued to RPM pursuant to Section 2(B) of the Amended Acquisition Agreement (including any post-reverse substitutes therefore), whether such rights exist now or are granted at a later date, including without limitation registration rights, and anti-dilution protection.

6. In the event that upon completion of items (a) through (d) the Proposed Reorganization, the Abrams Shares are insufficient to provide Abrams with at least 10.19% of the Non-RPM Owned Shares of post-reverse split stock, then RPM shall cause Beauty Brands to issue such additional post-reverse split shares to Abrams (of the same class and with the same rights as the Abrams Shares) as are necessary to provide Abrams with ownership of at least 10.19% of all issued and outstanding Non-RPM Owned Shares of post-reverse split stock.

7. Abrams' acceptance of the Abrams Shares, and A&B and Abrams' obligations under of this Settlement Agreement, are conditioned on completion of the Proposed Reorganization, in addition to the performance by all other Parties of their obligations hereunder.

8. In order for Abrams and A&B to monitor compliance with the Parties' obligations under this Settlement Agreement, Abrams and A&B's counsel shall be provided with the following documentation:  (a) a copy of the resolution authorizing Beauty Brands to issue 5,100,000 shares of Beauty Brands' stock to RPM; (b) a copy of any notice(s) provided to shareholders concerning the reverse stock split; (c) a stock certificate for the Abrams Shares; and (d) a statement from Beauty Brand's transfer agent confirming: (i) the number of Non-RPM Owned shares outstanding upon completion of items (a) through (d) in the Proposed Reorganization; and (ii) the issuance and delivery of the 5,100,000 shares to RPM.  Abrams and A&B agree that they will not use the information provided pursuant to sub-paragraph (d) for any purpose other than verifying compliance with this Agreement.

9. Upon receipt by Moritt Hock Hamroff & Horowitz LLP of a fully executed original of this Settlement Agreement, A&B and Abrams shall execute or cause to be executed a Satisfaction of the Judgment in proper form for filing.  Said Satisfaction shall be held in escrow by Moritt Hock Hamroff & Horowitz LLP pending completion of items (a) through (d) of the Proposed Reorganization, payment of the Cash Payment and Legal Fees, delivery of the Abrams Shares, and compliance with Paragraph 8 above, upon which the Satisfaction shall be delivered to RPM.  RPM shall thereafter hold the Satisfaction in escrow, until the closing of the sale or merger of Beauty Brands, at which time the Satisfaction may be released.  RPM shall give not less than 45 days written notice to Abram's counsel by mail to the address set forth in Paragraph 2 above and by fax to (516) 873-2010, prior to the closing of the sale or merger of Beauty Brands.  In the event that a sale or merger of Beauty Brands has not occurred within 5 years from the date of this Settlement Agreement, then RPM shall immediately return the Satisfaction to Abram's counsel, Moritt Hock Hamroff & Horowitz LLP, and Abrams' and A&B's obligation to deliver said Satisfaction shall be cancelled and deemed null and void.  Nothing herein shall be construed as a representation or warranty by RPM that it will capitalize Beauty Brands with any specific business or plan of operations.

10. Those individuals who are signing this Settlement Agreement below on behalf of entities, represent and warrant that they are, respectively, duly authorized to sign on behalf of such entities and to bind such entities fully to each and all of the obligations set forth in this Settlement Agreement.  Furthermore, the individuals and entities signing this Settlement Agreement are doing so with the advice and consent of their respective counsel, after a reasonable opportunity to meet and confer with counsel regarding all of the terms contained herein.

11. Except as expressly provided for herein, the Parties agree that each party shall be responsible for its own costs and fees incurred in connection with this Settlement Agreement.

12. This Settlement Agreement shall constitute and embody the entire agreement between the parties concerning the subject matter hereof and merges all prior discussions and negotiations between them.  No party hereto has relied on any statement or representation (written or oral) not expressly set forth herein.  This Settlement Agreement shall not be changed, modified or terminated except by writing signed by all of the Parties affected by such change.

13. Whenever possible, each provision of this Settlement Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Settlement Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Settlement Agreement, it being the Parties' intention that each and every provision of this Settlement Agreement be enforced to the fullest extent permitted by applicable law.

14. RPM, Beauty Brands, and Tecco hereby agree, jointly and severally, to indemnify and hold harmless A&B and Abrams from and against all claims, suits, obligations, liabilities, damages and expenses, including without limitation reasonable attorneys fees, based upon, arising out of or resulting from this Settlement Agreement, the issue of the Abrams Shares, or any other aspect of the transactions contemplated herein.

15. In any action or proceeding relating to the enforcement of any provision of this Settlement Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements in addition to any other relief to which they may be entitled.

16. In the event that any condition precedent hereunder is not met and/or A&B and Abrams are either not required to deliver the contemplated Satisfaction of Judgment or said obligation is cancelled, Abrams and/or Moritt Hock Hamroff & Horowitz LLP shall be entitled to retain any payments or partial payments made hereunder, which shall be credited against the Judgment, net of Moritt Hock Hamroff & Horowitz's fees.

17. Each Party covenants and agrees that at any time, and from time to time from and after the date hereof, it shall cause a duly authorized representative to execute and deliver any and all documents and further instruments reasonably required to effectuate the transactions contemplated by this Settlement Agreement; and to take such other steps and measures as the other Party may reasonably request in order to effectuate the transactions contemplated by this Agreement, without any additional consideration therefore.

18. The Parties acknowledge and agree that this Settlement Agreement shall be governed by, and construed in accordance with the laws of the State of New York, without resort to any conflict of law provisions thereof.

19. All parties hereto consent to the jurisdiction and venue of the State and Federal Courts located in or including within their jurisdiction Nassau County, New York, for any and all disputes, lawsuits, and actions arising from or relating to this Settlement Agreement.

20. This Settlement Agreement shall be binding upon, and shall inure to the benefit of the Parties and their respective successors and assigns.  Any assignment of a Party's rights under this Settlement Agreement shall not relieve said Party of their obligations hereunder.  However, in the event RPM assigns its rights and obligations hereunder, RPM shall be relieved of its obligations hereunder provided: (a) Abrams and A&B are provided with documentation reasonably satisfactory to their counsel that the assignee has assumed all of RPM's obligations hereunder; and (b) RPM provides Abrams and A&B with a written representation and warranty that the assignee has at least the same net equity (assets less liabilities) as RPM at the time of the assignment.  Notwithstanding the foregoing provisions of this Paragraph 20, Abrams hereby consents to RPM's assignment of its rights and obligations hereunder to Deer Creek Capital, L.P., provided that Abrams and A&B's counsel is provided with the documentation required by subparagraph (a) above.  RPM hereby represents and warrants that upon the assignment to Deer Creek Capital, L.P., Deer Creek Capital shall have at least the same net equity (assets less liabilities) as RPM at the time of the assignment.

21. This Settlement Agreement may be executed in counterparts, by original signatures, which when taken together shall have the same effect as if the signatures hereto were upon the same instrument.

A & B SALES UNLIMITED, INC.	TERRY TECCO

By:_________________________
Richard Abrams	9700 Honeysuckle Drive
8742 East Via De Commercio	Frisco, TX 75035
Scottsdale, AZ 85258

RICHARD ABRAMS	THE BEAUTY BRANDS GROUP, INC.

_________________________________	By: ___________________________
8742 East Via De Commercio	Terry Tecco
Scottsdale, AZ 85258	9700 Honeysuckle Drive
Frisco, TX 75035

RPM TRADING, LLC

By:
Marc Sharinn
100 Jericho Quadrangle, Suite 335
Jericho, NY 11753

STATE OF	)
) ss:
COUNTY OF	)

On the _____ day of March 2006, before me  personally came Richard Abrams, to me known who, by me duly sworn, did depose and say that deponent resides at Scottsdale, Arizona; that deponent is the President of A&B Sales Unlimited, Inc., the corporation described in, and which executed the foregoing Settlement Agreement, and that deponent is authorized to execute said Agreement on behalf of the corporation.

_____________________________
Notary Public

STATE OF	)
) ss:
COUNTY OF	)

On the ____ day of March, 2006, before me  personally came Richard Abrams, to me known, and known to be the individual described in, and who executed the foregoing Settlement Agreement, and duly acknowledged to me that he executed the same.

_____________________________
Notary Public

STATE OF	)
) ss:
COUNTY OF	)

On the _____ day of March 2006, before me  personally came Marc Sharinn, to me known who, by me duly sworn, did depose and say that deponent resides at ____________________; that deponent is the ____________  of RPM Trading, LLC, the limited liability company described in, and which executed the foregoing Settlement Agreement, and that deponent is authorized to execute said Agreement on behalf of the limited liability company.

_____________________________
Notary Public

STATE OF	)
) ss:
COUNTY OF	)

On the ____ day of March, 2006, before me  personally came Terry Tecco, to me known, and known to be the individual described in, and who executed the foregoing Settlement Agreement, and duly acknowledged to me that she executed the same.

_____________________________
Notary Public

STATE OF	)
) ss:
COUNTY OF	)

On the _____ day of March 2006, before me  personally came Terry Tecco, to me known who, by me duly sworn, did depose and say that deponent resides at Frisco, Texas; that deponent is the ____________  of The Beauty Brands Group, Inc, the corporation described in, and which executed the foregoing Settlement Agreement, and that deponent is authorized to execute said Agreement on behalf of the corporation.

_____________________________
Notary Public

Exhibit A

ACQUISITION AGREEMENT

THIS AGREEMENT (hereinafter "the Agreement"), is made and entered into as of the 18th day of November, 2005, by and between BEAUTY BRANDS GROUP, INC. a Florida Corporation ("Beauty Brands"), TERRY TECCO (hereinafter "Tecco"), an individual, and RPM TRADING, LLC, (hereinafter "RPM") a New York limited liability company, provides as follows:

1. RECITALS:

This agreement is made and entered into with reference to the following facts and circumstances:

A.  On September 26. 2005, Beauty Brands, through its counsel, entered into a letter of intent with Tecco, whereby Tecco agreed to acquire common stock in Beauty Brands representing 51% of the outstanding; common stock, in exchange for cash.

B.  Tecco wishes to assign all of his right, title and interest in the letter of intent to RPM.

C.  Beauty Brands and Tecco all wish to provide certain assurances and indemnifications to RPM for assuming the rights specified in (he letter of intent and entering into this contract.

NOW, THEREFORE, in exchange for good and valuable consideration, the parties agree as follows:

2.   ACQUISITION OF CONTROLLING INTEREST

A.  In exchange for the sum of $190,000 in cash payment by Tecco, $40,000 of which will be paid on during of this agreement, and $150,000, payable $75,000 on February 1, 2006 and $75,000 on June 15, 2006, according to the terms of a promissory note ("note") executed by Tecco. Beauty Brands shall direct the issuance of 5,100,000 shares of voting common stock from its Treasury to RPM.

B.  In order to issue the stock referred to in the preceding paragraph, Beauty Brands shall first amend its articles of incorporation to increase the authorized share capital of the company to 100 million shares, and shall issue a resolution of its board of directors for the issuance of the 5,100,000 shares, which shall be issued by Beauty Brands' transfer agent, as directed by RPM.

C.  RPM shall be responsible for the payment of an auditor fees, transfer agent fees, any EDGAR or SEC filing fees, all registered agent fees, and all fees necessary to reinstate Beauty Brands' corporate charter, if any.

D.  Tecco hereby assigns all his right, title, and interest in and to this transaction and the letter of intent to RPM, In exchange for 75,000 post-reverse split shares to be issued by Beauty Brands.

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3. REPRESENTATIONS AND WARRANTIES OF BEAUTY BRANDS

Beauty Brands and its subsidiaries, if any, hereby represents and warrants to RPM, to the best of its knowledge, information and belief; after reasonable investigation, as follows:

A.  Beauty Brands is a corporation, duly formed and in good standing under the laws of the state of Florida. Beauty Brands has the full power, right and authority to make, execute, deliver and perform this Agreement and all other instruments and documents required or contemplated hereunder, and to take all steps and to do all things necessary and appropriate to consummate the transactions contemplated herein. Such execution, delivery and performance of this Agreement and all other instruments and documents to be delivered hereunder have been duly authorized by all necessary corporate action on the part of Beauty Brands and will not contravene or violate or constitute a breach of the terms of its Articles of Incorporation, founding documents, or By-Laws, or conflict with, result in a breach of, or entitle any party to terminate or call a default with respect to any instrument or decree to which either is bound or any contract or any instrument, judgment, order, decree, law, rule or regulation applicable to it. This Agreement has been duly executed and delivered and constitutes, and the other instruments and documents to be delivered by Beauty Brands and will constitute, the valid and binding obligations of it, enforceable against it in accordance with their respective terms.

B.  Except as otherwise set forth herein, no consent of any party to any contract or arrangement to which Beauty Brands is a party or by which it is bound is required for the execution, performance, or consummation of this Agreement, except for approval and ratification by Beauty Brands' shareholders.

C.  There are no enforceable actions, suits, proceedings, orders,  investigations or claims pending or, to Beauty Brands' knowledge, threatened against it, at law or in equity, or before any federal, state or other governmental body, with the exception of the outstanding judgment against it in the case of A&B Sales Unlimited, Inc. v. Beauty Brands Group (USDC ED NY) Case No . 1 :91-CV-01 332-CPS-ASC. The judgments and orders heretofore entered in the cases shown on the attached exhibit 1 are non-enforceable, and there are no more pending or threatening actions or proceedings that Beauty Brands or the officers are aware of, except those listed.

D.  The representations and warranties contained in this Section will be accurate, true and correct, in all respects, on and as of the date of this Agreement as though made at such date in identical language.

E. The execution, delivery and performance of this agreement by Beauty Brands do not require the consent, waiver, approval, license or authorizations of any person or public authority which has not been obtained, with the exception of shareholder approval, and it does not violate, with or without the giving of notice or the passage of time or both, any law applicable to Beauty Brands, and does not conflict with or result in a breach or termination of any provisions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of Beauty Brands.

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F.  The restricted common stock issued in accordance with this agreement will be fully paid, and validly and legally issued.

G. Beauty Brands has been out of business for over two years, and thus need not make any representations as to the legality of its business.

4. REPRESENTATIONS AND WARRANTIES OF RPM

RPM, its affiliates and members, hereby represent and warrant to Beauty Brands as follows:

A.  RPM is a limited liability company, formed and in good standing under the laws of the state of New York. RPM has the full power, right and authority to make, execute, deliver and perform this Agreement and all other instruments and documents required or contemplated hereunder, and to take all steps and to do all things necessary and appropriate to consummate the transactions contemplated herein. Such execution, delivery and performance of this Agreement and all other instruments and documents to be delivered hereunder have been duly authorized by all necessary action on the part of RPM, and will not contravene or violate or constitute a breach of the terms of its Articles of Incorporation, founding documents, or By-Laws, or conflict with, result in a breach of, or entitle any party to terminate or call a default with respect to any instrument or decree to which either is bound or any contract or any instrument, judgment, order, decree, law, rule or regulation applicable to it.  This Agreement has been duly executed and delivered and constitutes, and the other instruments and documents to be delivered by RPM, and will constitute, the valid and binding obligations of it, enforceable against it in accordance with their respective terms.

B.  Except as otherwise set forth herein, no consent of any party to any contract or arrangement to which RPM is a party or by which either is bound is required for the execution, performance, or consummation of this Agreement.

C.  There are no actions, suits, proceedings, orders, investigations or claims pending or, to RPM's knowledge, threatened against it, at law or in equity, or before any Federal, state or other governmental body.

D.  The representations and warranties contained in this Section will be accurate, true and correct, in all respects, on and as of the date of Closing as though made at such date in identical language.

E.  The execution, delivery and performance of this Agreement by RPM does not require the consent, waiver, approval, license or authorizations of any person or public authority which has not been obtained, does not violate, with or without the giving of notice or the passage of time or both, any law applicable to RPM, and does not conflict with or result in a breach or termination, of any provisions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of RPM.

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F.  RPM has complied with all laws, ordinances, regulations and orders which have application to its business, the violation of which might have a material adverse effect on its financial condition or results of operations, and possesses all governmental licenses and permits material to and necessary for the conduct of its business, the absence of which might have a material adverse effect on its financial condition or results of operations. All such licenses and permits are in full force and effect, no violations are or have been recorded in respect of any such licenses or permits, and no proceeding is pending or threatened to revoke or limit any such licenses or permits.

G.  RPM makes no representation or warranty that it will capitalize Beauty Brands with any specific business or plan of operations.

5.  INDEMNIFICATION

A.  From and after the Closing, Tecco (as such, the "Indemnifying Party"), shall indemnify, reimburse, defend and hold harmless RPM, and its respective affiliates, successors or assigns (each, an "Indemnified Party") for any and all direct or indirect claim, losses, liabilities, damages (including special and consequential damages), costs (including court costs) and expenses, including all reasonable attorneys' and accountants' fees and expenses (hereinafter a "Loss" or "Losses"), arising from or in connection with (i) any breach or inaccuracy of any or warranty of Beauty Brands, whether such breach or inaccuracy exists or is made on the date of this Agreement or as of the Closing, and irrespective of the termination of such representations and warranties as of the Effective Time; (ii) any breach of or noncompliance by Beauty Brands or of or with any covenant or agreement contained in this Agreement or in any other agreement or instrument delivered in connection herewith, (iii) any and all Liabilities of Beauty Brands or any of its Subsidiaries existing on, or relating to periods prior to, the Closing. If, by reason of the claim of any Person relating to any of the matters subject to indemnification under this section, an encumbrance, attachment, garnishment or execution is placed upon any of the property or assets of any Indemnified Party, the Indemnifying Party shall also, promptly upon demand, furnish an indemnity bond satisfactory to the Indemnified Party to obtain the prompt release of such encumbrance, attachment, garnishment or execution.

B.  The Indemnifying Party shall be entitled to defend any claim, action, suit or proceeding made by any third party against an Indemnified Party with counsel approved by the Indemnified Party, such approval not to be unreasonably withheld; provided, however, that the Indemnified Party shall be entitled to participate in such defense with counsel of its choice and at its own expense and, if the Indemnifying Party does not provide a competent and vigorous defense, then the Indemnified Party's participation shall be at the expense of the Indemnifying Party. The Indemnified Party shall provide such cooperation and access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to such matter, and the parties shall cooperate with each other in order to ensure the proper and adequate defense thereof. An Indemnifying Party shall not settle any claim subject to indemnification hereunder without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

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C.  With regard to claims of third parties for which indemnification is hereunder, such indemnification shall be paid by the Indemnifying Party (or amounts may be set off by the Indemnified Party) upon the earliest to occur of; (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party, (iii) the settlement of the claim, (iv) with respect to indemnities for tax liabilities, upon the issuance of any final resolution by a taxation authority, or (v) with respect to claims before any administrative or regulatory authority, when the Loss is finally determined and not subject to further review or appeal; provided, however, that the Indemnifying Party shall pay on the Indemnified Party's demand any cost or expense reasonably incurred by the Indemnified Party in defending or otherwise dealing with such claim.

D.  Tecco waives, releases  and relinquishes any right of indemnification or contribution from RPM or any of its Subsidiaries under applicable law or any contract or agreement in connection with their respective indemnification obligations under this section.

6. CLOSING

Concurrently with the Closing, Beauty Brands shall deliver to RPM the following:

A.   A resolution authorizing this transaction and the issuance of 5,100,000 shares of common stock of Beauty Brands Group, Inc.

B.   An opinion to Beauty Brands from its legal counsel, on which RPM shall also be entitled to rely, that the resolution authorizing the issuance of restricted shares of common stock to RPM is validly and legally executed, in accordance with its by-laws and with full corporate authority.

C.  The resignations of its current officers and directors.

D.  Tecco shall be fully responsible for payment of the note, and he is agreed by all parties that RPM is specifically not responsible for any other obligation, or representation made by any third party other than RPM, except as specifically set forth in this agreement.

The closing shall occur at the offices of Mary F. Seymour, Esq., in Pepin, Wisconsin and shall be deemed to have closed upon the execution and delivery of the resolution approving the transaction and authorizing the issuance of shares.

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7.  NOTICES

Any notices called for in this agreement shall be effective upon personal service or upon service by first class mail, postage prepaid, to the parties at the following addresses:

To Beauty Brands:
c/o Mary F. Seymour, Esq.,
P.O. Box 146
Pepin, Wisconsin 54759-0146

To RPM:
RPM Trading, LLC
100 Jericho Quadrangle, Suite 335
Jericho, NY 11753

To Officers:
c/o Mary F. Seymour, Esq.,
P.O. Box 146
Pepin, Wisconsin 54759-0146

To Tecco:
Terry Tecco
9700 Honeysuckle Drive
Frisco, TX 75035

8.   POST CLOSING COVENANTS

A.  The current officers and directors of Beauty Brands shall cooperate as is reasonable with RPM and its accountants and auditors in preparing, auditing and certifying the financial statements of Beauty Brands, shall answer all questions of the accountants and auditors, to the best of their knowledge, information and belief after reasonable investigation, and shall certify to them that, in the past two years, Beauty Brands has had no assets and no liabilities, besides those which shall be specifically enumerated by the officers and/or counsel, and that Beauty Brands has issued no stock, except for the stock issued to consummate this transaction. The officers and directors shall execute any and all documents as may be reasonably required by the auditor, and shall answer all auditor inquiries to the best of their knowledge, information and belief after reasonable investigation.

B.  RPM shall cause Beauty Brands to accept the resignations of the current officers and directors of Beauty Brands, and shall appoint a new board of directors.

C.  Beauty Brands shall issue 50,000 post-reverse split shares of common stock to Mary F.  Seymour, Esq., as and for attorney's fees and costs.

9.   MISCELLANEOUS PROVISIONS:
With regard to the promissory note, this agreement shall be construed exclusively in accordance with the laws of the State of Minnesota, and the proper venue for the resolution of any controversy shall be exclusively in the Minnesota courts. With regard to this agreement, this agreement shall be construed exclusively in accordance with the laws of the State of New York, and the proper venue for resolution of any controversy shall exclusively be the courts of Nassau County, New York.

This agreement shall be binding upon and shall inure to the benefit of the parties hereto, their beneficiaries, heirs, representatives, assigns, and all other successors in interest.

Each of the parties shall execute any and all documents as are reasonable and necessary to be executed and perform all acts required to be performed in order to effectuate the terms of this agreement.

This agreement contains all of the Agreements and understandings of the parties hereto with respect to the matters referred to herein, and no prior agreement or understanding pertaining to any such matters shall be effective for any purpose.

Each of the parties hereto has agreed to the use of the particular language of the provisions of this Agreement, and any question of doubtful interpretation shall not be resolved by any rule of interpretation against the party who causes the uncertainty to exist or against the draftsman.

This agreement may not be superseded, amended, assigned or added to except by an agreement in writing, signed by the parties hereto, or their respective successors-in-interest.

If any provision of this Agreement is held, by a court of competent jurisdiction, to be invalid, or unenforceable, said provisions shall be deemed deleted, and neither such provision, its severance or deletion shall affect the validity of the remaining provisions of this agreement, which shall, nevertheless, continue in full force and effect.

The parties may execute this agreement in two or more counterparts, each of which shall be signed by all of the parties; and each such counterpart shall be deemed an original instrument as against any party who has signed it.

The parties shall use their reasonable best efforts to obtain the consent of all necessary persons and agencies to the transfer of shares provided for in this agreement.

The parties may execute this agreement in counterparts, each of which will be deemed an original. A facsimile copy of this agreement shall be treated, for all purposes, as an original.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year above written.

BEAUTY BRANDS INTERNATIONAL, INC

By___________________________________
GREGORY JOHNSON, President/Director

By___________________________________
ROBERT HEIDMANN, Director

By/s/ Glenna Price
GLENNA PRICE, Director

By___________________________________
COLMO O. WRYNN, Member Manager

RPM TRADING, LLC

By /s/ Marc Sharinn
MARC SHARINN, Member Manager

By /s/ Colm O. Wrynn
COLM O. WRYNN, Member Manager

By___________________________________
TERRY TECCO

MELISSA CUNNINGHAM
NOTARY PUBLIC - MINNESOTA
My Commission Expires Jan. 31, 2010

/s/ Melissa Cunningham
12/7/05

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MARY F. SEYMOUR
ATTORNEY AT LAW
P.O. BOX 146
511 SECOND STREET
PEPIN, WISCONSIN 54759-0146

MARY F. SEYMOUR	TELEPHONE:
(Admitted in Wisconsin and Minnesota)	(715) 442-2615
(866) 442-2615

EMAIL:	FAX:
maryfseymour@msn.com	(715) 442-2616

EXHIBIT B

TO:

Moritt Hock Hamroff & Horowitz LLP
Attention: Robert M. Tils
400 Garden City Place
Garden City, NY 11530

A & B Sales Unlimited, Inc.	RPM Trading, LLC
Richard Abrams	Attention: Marc Sharinn
8742 East Via De Commercio	100 Jericho Quadrangle, Suite 335
Scottsdale, AZ 85258	Jericho, NY 11753

Beauty Brands Group, Inc.	Terry Tecco
Attention: Gregory Johnson	9700 Honeysuckle Drive
511 Second Street	Frisco, TX 75035
Pepin, WI 54759-0146

RE: Acquisition Agreement dated on or about November 18, 2005

Dear Sirs:

Whereas, A & B Sales Unlimited, Inc. has a judgment against Beauty Brands Group, Inc.; and,

Whereas, all parties want to settle this judgment under the terms and conditions set forth in the Settlement Agreement dates as of December 2, 2005; and,

In furtherance of and in conformity to the Settlement Agreement dates as of December 2, 2005, I hereby agree to the amendment of Acquisition Agreement as follows:

1. Paragraph 2.A.: I agree to a reduction of the sum due from Tecco by the amount of Five Thousand Dollars ($5,000.00) and,

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2. Paragraph 7.C.: I agree that Paragraph 7.C. shall be amended to read as follows:

"C. Beauty Brands shall issue 33,333 post reverse-split shares of common stock to Mary F. Seymour, Esq., as and for attorney's fees and costs."

This letter agreement is dates as of February 15, 2006.

Yours truly,

/s/ Mary F. Seymour
Mary F. Seymour

MFS/ms

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